Exhibit 5.1

June 20, 2019

Eloxx Pharmaceuticals, Inc.
950 Winter Street
Waltham, MA 02451

Ladies and Gentlemen:

We are acting as counsel to Eloxx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated June 19, 2019 (the “Prospectus Supplement”), to the prospectus, dated November 26, 2018 (the “Base Prospectus”), included as part of a registration statement (the “Registration Statement”) on Form S-3 (No. 333-228430) relating to the issuance and sale by the Company of 3,333,334 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (and an additional 500,000 shares of Common Stock being offered pursuant to the exercise of the underwriter’s option to purchase additional shares) (the “Shares”) pursuant to an underwriting agreement, dated June 20, 2019 (the “Underwriting Agreement”), by and between the Company and Citigroup Global Markets Inc. and Piper Jaffray & Co., as representatives of the several underwriters named therein.

As such counsel, we have participated in the preparation of the Prospectus Supplement and the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company, as amended and restated to date; (ii) the bylaws of the Company, as amended and currently in effect; (iii) the resolutions of the Board of Directors of the Company; (iv) the Underwriting Agreement; (v) the Registration Statement, together with the exhibits filed as a part thereof and including any documents incorporated by reference therein; (vi) the Base Prospectus, including any documents incorporated by reference therein; and (vii) the Prospectus Supplement, including any documents incorporated by reference therein.

We have made such examination of law as we have deemed necessary to express the opinion contained herein.  As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be legally issued, fully paid and non-assessable.

June 20, 2019

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP